Exhibit 4.1

Holder: Palladium Equity Partners III, LP

WARRANT TO PURCHASE COMMON STOCK
[Replaces Warrant Originally Issued on 10/21/11]

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

WARRANT to purchase
171,980 Shares of Common Stock of
MISSION COMMUNITY BANCORP

Issue Date: September ___, 2012

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Holder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Holder; otherwise, the average of all three determinations shall be binding upon the Company and the Holder. The costs of conducting any Appraisal Procedure shall be borne by the Company.

“Articles of Incorporation” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company's stockholders.

“business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of California generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

Holder: Palladium Equity Partners III, LP

 “Common Stock” means the Company's common stock.

“Company” means Mission Community Bancorp, a California corporation.

“conversion” has the meaning set forth in Section 13(B).

“convertible securities” has the meaning set forth in Section 13(B).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $5.00 per share, subject to adjustment as provided herein.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith or, with respect to Section 14, as determined by the Holder acting in good faith. For so long as the Holder holds this Warrant or any portion thereof, it may object in writing to the Board of Director's calculation of fair market value within 10 days of receipt of written notice thereof. If the Holder and the Company are unable to agree on fair market value during the 10-day period following the delivery of the Holder's objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Holder's objection.

“Holder” has the meaning set forth in Section 2.

“Initial Number” has the meaning set forth in Section 13(B).

“Issue Date” means the date identified as the issue date on the first page of this Warrant.

“MAM Preferred Shares” means shares of Series A Non-Cumulative Perpetual Preferred Stock of Mission Asset Management, Inc.

“MAM Cash Dividends” means cash dividends declared on the MAM Preferred Shares that are paid or payable to the Holder.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose and certified in a resolution to the Holder. For the purposes of determining the Market Price of the Common Stock on the "trading day" preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Permitted Transactions” has the meaning set forth in Section 13(B).

Holder: Palladium Equity Partners III, LP

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Per Share Fair Market Value” has the meaning set forth in Section 13(C).

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Regulatory Approvals” with respect to the Holder, means, to the extent applicable and required to permit the Holder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Holder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Purchase Agreement” means that Securities Purchase Agreement dated as of October 21, 2011 by and among the Company, Mission Asset Management, Inc. and Palladium Equity Partners III, L.P. (the “Securities Purchase Agreement”), pursuant to which this Warrant was originally issued. This Warrant replaces the Warrant issued pursuant to the Securities Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” means One Hundred and Seventy-One Thousand Nine Hundred and Eighty (171,980) shares of Common Stock.

“trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant” means this Warrant.

2.     Number of Shares; Exercise Price. This certifies that, for value received, Palladium Equity Partners III, L.P., or its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, after the receipt of all applicable Regulatory Approvals, if any, up to an aggregate of the number of fully paid and nonassessable shares of Common Stock equal to the number of Shares, at a purchase price per share of Common Stock equal to the Exercise Price. The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

Holder: Palladium Equity Partners III, LP

3.            Exercise of Warrant; Term. Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Holder, at any time or from time to time after the execution and delivery of this Warrant by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time on March 21, 2017 (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Holder, at the principal executive office of the Company located at the address set forth in Section 22(a) hereto (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased:

(i) By directing MAM to pay and tender to the Company MAM Cash Dividends otherwise payable to the Holder, or

(ii) By delivery to the Company of MAM Preferred Shares with an aggregate liquidation amount equal to the aggregate Exercise Price as to which this Warrant is so exercised based, less the amount of any declared but unpaid dividends with respect to such delivered shares. The liquidation amount of the MAM Preferred Shares shall be determined in accordance with the certificate of determination with respect to the MAM Preferred Shares as of the date on which this Warrant is exercised and the Notice of Exercise is delivered to the Company pursuant to this Section 3.

If the Holder does not exercise this Warrant in its entirety, the Holder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Holder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Holder will have first received any applicable Regulatory Approvals.

Prior to any distributions to the Holder on the MAM Preferred Shares pursuant to Section 4 of the Certificate of Determination of Preferences of the MAM Preferred Shares, the Company shall (a) provide Holder with at least thirty (30) days' prior written notice of such distribution and give the Holder an opportunity to exercise this Warrant by payment of the Exercise Price in accordance with subsection (ii) of this paragraph 3 and (b) if such exercise would result in Holder's ownership interest in the Company exceeding 9.9% of the outstanding "voting securities" of the Company (as defined under the regulations of the FRB), cooperate with Holder and undertake any reasonable actions requested by the Holder to ensure that the Holder's ownership interest in the Company does not exceed 9.9% of the outstanding "voting securities" of the Company.

4.            Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Holder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Holder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Holder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of this Warrant at any time. The Company will (A) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

5.            No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Holder would otherwise be entitled, the Holder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the pro-rated Exercise Price for such fractional share.

Holder: Palladium Equity Partners III, LP

6.            No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.            Charges, Taxes and Expenses. Issuance of certificates for Shares to the Holder upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.            Transfer/Assignment.

(A)     Subject to compliance with clause (B) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

(B)     The transfer of the Warrant and the Shares issued upon exercise of the Warrant are subject to the restrictions set forth in Section 6(b)(iii) of the Securities Purchase Agreement. If and for so long as required by the Securities Purchase Agreement, this Warrant shall contain the legends as set forth in Sections 6(b)(i) of the Securities Purchase Agreement.

9.            Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Holder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Holder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.            Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

12.            Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will use reasonable best efforts to take such further action as any Holder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Securities Purchase Agreement, sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Holder, the Company will deliver to such Holder a written statement that it has complied with such requirements.

Holder: Palladium Equity Partners III, LP

13.            Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 13 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 13 so as to result in duplication. For avoidance of doubt, the equitable adjustments pursuant to this Section 13 are limited such that there will not be any increase in the fair value (as determined pursuant to the Black Scholes options pricing model) of the Warrant:

(A)     Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(B)     Certain Issuances of Common Shares or Convertible Securities. If the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions (as defined below) or a transaction to which subsection (A) of this Section 13 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than the Market Price in effect on the date of the agreement on pricing such shares (or such convertible securities) then, in such event, the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, (a) the numerator of which shall be the sum of (1) number of shares of common stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of common stock which the aggregate consideration received by the Company for such additional shares would purchase at the Market Price in effect on the date of the agreement on pricing such shares (or such convertible securities), and (b) the denominator of which shall be the number of shares of common stock of the company outstanding immediately after such issue or sale.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions, (iv) in connection with the exercise of preemptive rights on terms existing as of the Issue Date, and (v) other issuances of common stock or other convertible securities at or above the Market Price. Any adjustment made pursuant to this Section 13(B) shall become effective immediately upon the date of such issuance. For avoidance of doubt, the equitable adjustment to the Exercise Price made pursuant to this Section 13(B) is limited such that there will not be an increase in the fair value of the Warrant.

Holder: Palladium Equity Partners III, LP

(C)     Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding, dividends of its Common Stock and other dividends or distributions referred to in Section 13(A)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D)     Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which (i) the numerator shall be the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus the aggregate purchase price of the Pro Rata Repurchase, and of which (ii) the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. For avoidance of doubt, no increase to the Exercise Price of this Warrant shall be made pursuant to this Section 13(D). In addition, any equitable adjustment to the Exercise Price subsequent to such Repurchase shall not increase the fair market value of this Warrant.

(E)     Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(A)), the Holder's right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder's right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of common stock that affirmatively make an election (or of all such holders if none make an election).

Holder: Palladium Equity Partners III, LP

(F)     Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(G)     Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(H)     Other Events. For so long as the Holder holds this Warrant or any portion thereof, if any event occurs as to which the provisions of this Section 13 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid. The Exercise Price or the number of Shares into which this Warrant is exercisable shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Company.

(I)     Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at the address appearing in the Company's records.

(J)     Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Holder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(L)     Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory and other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

Holder: Palladium Equity Partners III, LP

(M)     Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur.

14.            Exchange. At any time following the date on which the shares of Common Stock of the Company are no longer listed or admitted to trading on a national securities exchange (other than in connection with any Business Combination), the Holder may cause the Company to exchange all or a portion of this Warrant for an economic interest (to be determined by the Holder after consultation with the Company) of the Company classified as permanent equity under U.S. GAAP having a value equal to the Fair Market Value of the portion of the Warrant so exchanged.

15.            Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Market Price of one Share (or other security issuable upon the exercise hereof) is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 3(i) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

16.            No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

17.            Governing Law. This Warrant will be governed by and construed in accordance with the law of the State of California applicable to contracts made and to be performed entirely within such State. Each of the Company and the Holder agrees (a) to submit to the exclusive jurisdiction and venue of the state and federal courts in the State of California for any civil action, suit or proceeding arising out of or relating to this Warrant or the transactions contemplated hereby, and (b) that notice may be served upon the Company at the address in Section 22 below and upon the Holder at the address for the Holder set forth in the registry maintained by the Company pursuant to Section 9 hereof. To the extent permitted by applicable law, each of the Company and the Holder hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to the Warrant or the transactions contemplated hereby or thereby.

18.            Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

19.            Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Holder.

20.            Prohibited Actions. The Company agrees that it will not take any action which would entitle the Holder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Articles of Incorporation.

21.            Registration Under Securities Act of 1933. The Company agrees that the holders of the Shares shall have registration rights pursuant to and as set forth in the Securities Purchase Agreement. The registration rights provisions set forth in the Securities Purchase Agreement in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same class as the Shares granted to the Holder. Upon exercise of this Warrant, Holder shall execute a counterpart signature page to and be subject to the terms of the Securities Purchase Agreement, as may be amended from time to time.

22.            Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time as follows:

(a)  if to the Company, at:

Mission Community Bancorp
3380 South Higuera Street
San Luis Obispo, CA 93401
Attn: President and Chief Executive Officer

(b)  if to Holder, at:

Palladium Equity Partners III, L.P.

1270 Avenue of the Americas

Suite 2200

New York, New York 10020

Attn: David Perez

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 22.

23.            Entire Agreement. This Warrant and the form attached hereto and the Securities Purchase Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

Holder: Palladium Equity Partners III, LP

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

“COMPANY”

MISSION COMMUNITY BANCORP

By:	By:

Name: James Lokey	Name: Mark R. Ruh
Title: Chairman and Chief Executive Officer	Title: Chief Financial Officer

“HOLDER”

PALLADIUM EQUITY PARTNERS III, L.P.

By:

Name:
(Print)

Title:

Warrant Effective Date: September ____, 2012

[Form of Notice of Exercise]

Date:

TO: Mission Community Bancorp

RE: Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of Common Stock

Method of Payment of Exercise Price:

□     With the proceeds of cash dividends in the amount of $                   per share payable on                               shares of Series A Non-Cumulative Perpetual Preferred Stock of Mission Asset Management, Inc. as of                         20                    .

□     By delivery of            shares of Series A Non-Cumulative Perpetual Preferred Stock of Mission Asset Management, Inc. with a liquidation preference of $                          per share.

Aggregate Exercise Price:

Holder:

By:

Name:

Title: